SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

[ ] Definitive Additional Materials

[X] Soliciting Material Pursuant to Rule 14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified In Its Charter)

PATRICK A. JORSTAD

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] Fee not required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 editor@shareholdersonline.org

State Street Shareholder Amends Proposed Special Meeting Demand;
Receives Comments from SEC Staff

ALEXANDRIA, VIRGINIA, September 15, 2006 --- Patrick Jorstad, the State Street shareholder seeking to hold a Special Meeting of State Street's shareholders, notified the Corporation earlier this week that he is amending his demand, to move the Proposed Special Meeting date to Friday, November 17, 2006.

"This will allow sufficient time for me to solicit written consents from other shareholders, to attempt to aggregate the required forty percent of outstanding shares," says Jorstad. Mr. Jorstad is the beneficial owner of approximately 331 shares, as of August 25, 2006. "On Monday, I sent a letter to the Secretary and Clerk of the Corporation, notifying them of my amended demand. I have not yet received word back from anyone at the Company regarding the original or amended demand to call the Proposed Special Meeting."

SEC Staff Has Made Comments on Filings, Jorstad Says

On Friday, September 8, Mr. Jorstad received a phone call from a Special Counsel in the Office of Mergers & Acquisitions at the United States Securities and Exchange Commission. This phone call came a short while after Mr. Jorstad's filing earlier that day.

"The Special Counsel informed me that the SEC had some Comments on my filings, and would provide them to me in writing by early this week. I received those Comments on Tuesday of this week. On Wednesday, I submitted an Initial Response Letter, and have undertaken to make at least one Supplemental Response, by Monday, September 18th,"Jorstad says.

"I am sincerely grateful for the time that the Staff at the SEC took to compile the Comments, and for the guidance they have offered in those Comments," Jorstad adds.

"The Comment Letter was sent from the same Special Counsel in the Office of Mergers and Acquisitions who called me last Friday. In the Comment Letter, I am informed that any supplemental information I provide in response to the Division of Corporation Finance will also be available to the Division of Enforcement."

Jorstad says: "I have sent courtesy copies of my Initial Response Letter to Senators and Members of Congress on both sides of the aisle, and plan to send courtesy copies of my Supplemental Responses to them as well. It is my hope that these lawmakers will take an interest in the practical application of the relatively new protections under Sarbanes-Oxley and the Pension Protection Act of 2006. I look forward to working with the Staff of the SEC to address the Comments, and genuinely appreciate their interest in the filings I've made."

Jorstad notes that besides owning State Street shares beneficially in street name, he also is a participant in one of State Street's own retirement plans that holds State Street shares for the benefit of those plan participants and their beneficiaries.

"When I write to State Street's Directors, I do so both as a shareholder, and as a participant in that ERISA-protected plan," Jorstad says. "I've reached out to the Lead Director and the other non-management Directors, but still have not heard anything back from them."

Jorstad concludes: "I intend to fully cooperate with the SEC Staff to make any necessary additional filings and/or disclosures, and welcome the opportunity to provide additional information for my fellow shareholders to make an informed decision - both on whether to join me in seeking to call the Proposed Special Meeting, and if that Proposed Special Meeting is called, on the items of business advanced for consideration."

###

Important Information: Patrick A. Jorstad plans to file a proxy or consent statement with the Securities and Exchange Commission relating to a solicitation of proxies or consents from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, currently proposed to be held on Friday, November 17, 2006. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT OR CONSENT STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement or consent statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006.